loanDepot announces third quarter 2023 financial results

Continues focused execution of Vision 2025
Narrows net loss for third consecutive quarter and maintains strong liquidity position
Expands productivity program, expected to yield additional $120 million in run-rate benefits
•Revenue decreased $6 million or 2% to $266 million from second quarter 2023, primarily driven by lower pull through weighted lock volume partially offset by higher pull through weighted gain on sale margin.
•Total expenses decreased $25 million or 8% to $305 million from second quarter 2023, driven by cost reductions across almost all expense categories.
•Expands Vision 2025 productivity program targeting $120 million of annualized cost reductions, including $100 million of non-volume related expenses.
•Quarterly net loss narrowed by $15 million or 31% to $34 million from the second quarter of 2023.
•Adjusted net loss declined by $7 million or 22% to $27 million from the second quarter of 2023.
•Company continues to maintain strong liquidity profile; cash balance of $717 million compared to $719 million at end of second quarter 2023.

IRVINE, Calif., November 7, 2023 - loanDepot, Inc. (NYSE: LDI), (together with its subsidiaries, “loanDepot” or the “Company”), a leading provider of home lending solutions that enable customers to achieve the dream of home ownership, today announced results for the third quarter ended September 30, 2023.

“loanDepot continues to make significant progress against the strategic imperatives laid out in our Vision 2025 plan,” said President and Chief Executive Officer Frank Martell. “We delivered our third successive quarter of significantly lower operating losses driven by margin expansion and the continued benefits of cost reduction, productivity, and operating leverage. Importantly, we also benefited from contributions from our servicing platform, builder partnerships, and home equity lending.

“We continue to aggressively reset our cost structure to address the impact of generationally low unit volumes as we maintain our focused execution of Vision 2025, including capturing opportunities to expand purpose-driven lending in support of the increasingly diverse communities of first-time homebuyers. We believe our proven diversified channel strategy, highly talented team, operating scale, and ongoing cost productivity program will position us well to capitalize on the eventual recovery of the housing market,” Martell added.

“Our focus on cost reduction, margin expansion and effective capital management have been the key drivers underpinning our ability to maintain a strong liquidity position in the face of the ongoing market contraction. Importantly, we ended the third quarter with cash balances essentially unchanged from the prior quarter end,” said Chief Financial Officer David Hayes. “We remain laser focused on maintaining significant levels of liquidity as we work toward run-rate profitability.”

Third Quarter Highlights:

Financial Summary

	Three Months Ended			Nine Months Ended
($ in thousands except per share data) (Unaudited)	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Rate lock volume	$8,295,935	$8,973,666	$12,032,026	$25,738,036	$61,620,241
Pull through weighted lock volume(1)	5,685,209	6,057,179	8,755,082	17,067,876	40,968,021
Loan origination volume	6,083,143	6,273,543	9,849,927	17,301,023	47,395,713
Gain on sale margin(2)	2.74%	2.75%	1.80%	2.66%	1.66%
Pull through weighted gain on sale margin(3)	2.93%	2.85%	2.03%	2.69%	1.92%
Financial Results
Total revenue	$265,661	$271,833	$274,192	$745,395	$1,086,141
Total expense	305,128	330,148	435,125	949,760	1,602,038
Net loss	(34,262)	(49,759)	(137,482)	(175,743)	(452,623)
Diluted loss per share	$(0.09)	$(0.13)	$(0.37)	$(0.48)	$(1.29)
Non-GAAP Financial Measures(4)
Adjusted total revenue	$266,363	$275,709	$249,663	$768,263	$1,027,540
Adjusted net loss	(26,859)	(34,329)	(116,846)	(121,457)	(367,101)
Adjusted EBITDA (LBITDA)	18,493	6,499	(114,133)	(4,345)	(380,049)
(1)Pull through weighted rate lock volume is the principal balance of loans subject to interest rate lock commitments, net of a pull-through factor for the loan funding probability.
(2)Gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by loan origination volume during period.
(3)Pull through weighted gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by the pull through weighted rate lock volume.
(4)See “Non-GAAP Financial Measures” for a discussion of Non-GAAP Financial Measures and a reconciliation of these metrics to their closest GAAP measure.

Operational Highlights
•Quarterly non-volume related expenses decreased $18.7 million since the second quarter of 2023, primarily due to lower salaries and benefits resulting from lower headcount and lower legal expenses.
•Incurred expenses related to Vision 2025 plan of $2.5 million during the quarter, including $1.2 million of Vision 2025-related professional services fees, $0.8 million of personnel related expenses and $0.5 million of lease and other asset impairment charges. Vision 2025-related expenses totaled $6.8 million in the second quarter of 2023.
•Accrued $2.0 million of legal expenses related to the expected settlement of outstanding litigation.
•Pull through weighted lock volume of $5.7 billion for the third quarter 2023, a decrease of $0.4 billion or 6% from the second quarter of 2023, resulting in quarterly total revenue of $265.7 million, a decrease of $6.2 million, or 2%, over the same period.
•Loan origination volume for the third quarter of 2023 was $6.1 billion, a decrease of $0.2 billion or 3% from the second quarter of 2023.

•Purchase volume decreased to 71% of total loans originated during the third quarter, down from 73% of total loans originated during the second quarter of 2023 and up from 70% of total loans originated during the third quarter of 2022.
•For the three months ended September 30, 2023, our preliminary organic refinance consumer direct recapture rate1 increased to 71% from the second quarter’s refinance rate of 68%. This highlights the effectiveness of our marketing efforts, the strength of our customer relationships, and the value of our servicing portfolio for adjacent and complementary revenue opportunities.
•Net loss for the third quarter of 2023 of $34.3 million as compared to net loss of $49.8 million in the second quarter of 2023. Net loss decreased quarter over quarter primarily due to a decrease in expenses exceeding the decrease in revenue.
•Adjusted EBITDA for the third quarter of 2023 was $18.5 million as compared to adjusted EBITDA of $6.5 million for the second quarter of 2023.

Outlook for the fourth quarter of 2023
•Origination volume of between $4 billion and $6 billion.
•Pull-through weighted rate lock volume of between $3.8 billion and $5.8 billion.
•Pull-through weighted gain on sale margin of between 240 basis points and 280 basis points.

Servicing

	Three Months Ended			Nine Months Ended
Servicing Revenue Data: ($ in thousands) (Unaudited)	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Due to changes in valuation inputs or assumptions	$68,651	$26,138	$75,366	$73,422	$373,158
Due to collection/realization of cash flows	(38,502)	(41,619)	(49,519)	(114,777)	(193,022)
Realized gains (losses) on sales of servicing rights, net (1)	3,516	7,021	(13,489)	10,677	(5,949)
Net loss from derivatives hedging servicing rights	(69,353)	(30,014)	(50,837)	(96,290)	(314,557)
Changes in fair value of servicing rights, net	$(35,688)	$(38,474)	$(38,479)	$(126,968)	$(140,370)

Servicing fee income	$118,783	$117,737	$113,544	$355,482	$341,929
(1)Includes the provision for sold MSRs.

1 We define organic refinance consumer direct recapture rate as the total unpaid principal balance (“UPB”) of loans in our servicing portfolio that are paid in full for purposes of refinancing the loan on the same property, with the Company acting as lender on both the existing and new loan, divided by the UPB of all loans in our servicing portfolio that paid in full for the purpose of refinancing the loan on the same property. The recapture rate is finalized following the publication date of this release when external data becomes available.

	Three Months Ended			Nine Months Ended
Servicing Rights, at Fair Value: ($ in thousands) (Unaudited)	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Balance at beginning of period	$1,998,762	$2,016,568	$2,204,593	$2,025,136	$1,999,402
Additions	80,068	75,866	124,244	215,229	574,459
Sales proceeds	(73,972)	(85,164)	(331,922)	(171,167)	(751,276)
Changes in fair value:
Due to changes in valuation inputs or assumptions	68,651	26,138	75,366	73,422	373,158
Due to collection/realization of cash flows	(38,502)	(41,619)	(49,519)	(114,777)	(193,022)
Realized gains (losses) on sales of servicing rights	3,647	6,973	(9,493)	10,811	10,548
Balance at end of period (1)	$2,038,654	$1,998,762	$2,013,269	$2,038,654	$2,013,269
(1)Balances are net of $14.7 million, $13.3 million, and $16.8 million of servicing rights liability as of September 30, 2023, June 30, 2023, and September 30, 2022, respectively.

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Sep-23 vs Jun-23	Sep-23 vs Sep-22

Servicing portfolio (unpaid principal balance)	$143,959,705	$142,479,870	$139,709,633	1.0%	3.0%

Total servicing portfolio (units)	490,191	482,266	463,471	1.6	5.8

60+ days delinquent ($)	$1,235,443	$1,192,377	$1,365,774	3.6	(9.5)
60+ days delinquent (%)	0.9%	0.8%	1.0%

Servicing rights, net to UPB	1.42%	1.40%	1.44%

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Sep-23 vs Jun-23	Sep-23 vs Sep-22
Cash and cash equivalents	$717,196	$719,073	$1,143,948	(0.3)%	(37.3)%
Loans held for sale, at fair value	2,070,748	2,256,551	2,692,820	(8.2)	(23.1)
Servicing rights, at fair value	2,053,359	2,012,049	2,030,026	2.1	1.1
Total assets	6,078,529	6,203,505	7,378,536	(2.0)	(17.6)
Warehouse and other lines of credit	1,897,859	2,046,208	2,529,436	(7.2)	(25.0)
Total liabilities	5,309,594	5,406,160	6,300,039	(1.8)	(15.7)
Total equity	768,935	797,344	1,078,497	(3.6)	(28.7)

A decrease in loans held for sale at September 30, 2023, resulted in a corresponding decrease in the balance on our warehouse lines of credit. Total funding capacity with our lending partners was $3.9 billion at September 30, 2023 and $3.9 billion at June 30, 2023. Available borrowing capacity was $1.8 billion at September 30, 2023.

Consolidated Statements of Operations

($ in thousands except per share data) (Unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
REVENUES:
Interest income	$37,253	$33,060	$51,202	$98,271	$166,888
Interest expense	(34,642)	(30,209)	(41,408)	(91,612)	(121,220)
Net interest income	2,611	2,851	9,794	6,659	45,668

Gain on origination and sale of loans, net	148,849	154,335	156,300	411,336	665,993
Origination income, net	17,740	18,332	21,268	48,088	119,449
Servicing fee income	118,783	117,737	113,544	355,482	341,929
Change in fair value of servicing rights, net	(35,688)	(38,474)	(38,479)	(126,968)	(140,370)
Other income	13,366	17,052	11,765	50,798	53,472
Total net revenues	265,661	271,833	274,192	745,395	1,086,141

EXPENSES:
Personnel expense	141,432	157,799	218,819	440,258	861,382
Marketing and advertising expense	33,894	34,712	42,940	104,520	205,289
Direct origination expense	15,749	17,224	19,463	50,352	106,616
General and administrative expense	46,522	54,817	83,412	157,473	197,089
Occupancy expense	5,903	6,099	9,889	18,083	28,673
Depreciation and amortization	10,592	10,721	10,243	31,339	32,110
Servicing expense	8,532	5,750	14,221	19,116	46,472
Other interest expense	42,504	43,026	36,138	128,619	83,671
Goodwill impairment	—	—	—	—	40,736
Total expenses	305,128	330,148	435,125	949,760	1,602,038

Loss before income taxes	(39,467)	(58,315)	(160,933)	(204,365)	(515,897)
Income tax benefit	(5,205)	(8,556)	(23,451)	(28,622)	(63,274)
Net loss	(34,262)	(49,759)	(137,482)	(175,743)	(452,623)
Net loss attributable to noncontrolling interests	(17,663)	(26,316)	(77,401)	(92,793)	(256,873)
Net loss attributable to loanDepot, Inc.	$(16,599)	$(23,443)	$(60,081)	$(82,950)	$(195,750)

Basic loss per share	$(0.09)	$(0.13)	$(0.37)	$(0.48)	$(1.29)
Diluted loss per share	$(0.09)	$(0.13)	$(0.37)	$(0.48)	$(1.29)

Consolidated Balance Sheets

($ in thousands)	Sep 30, 2023	Jun 30, 2023	Dec 31, 2022
	(Unaudited)
ASSETS
Cash and cash equivalents	$717,196	$719,073	$863,956
Restricted cash	114,765	61,295	116,545
Accounts receivable, net	53,845	68,581	145,279
Loans held for sale, at fair value	2,070,748	2,256,551	2,373,427
Derivative assets, at fair value	86,622	80,382	39,411
Servicing rights, at fair value	2,053,359	2,012,049	2,037,447
Trading securities, at fair value	89,334	93,442	94,243
Property and equipment, net	76,762	82,677	92,889
Operating lease right-of-use asset	32,558	34,040	35,668
Prepaid expenses and other assets	124,756	129,675	155,982
Loans eligible for repurchase	639,806	647,418	634,677
Investments in joint ventures	18,778	18,322	20,410
Total assets	$6,078,529	$6,203,505	$6,609,934

LIABILITIES AND EQUITY
LIABILITIES:
Warehouse and other lines of credit	$1,897,859	$2,046,208	$2,146,602
Accounts payable and accrued expenses	462,521	407,356	488,696
Derivative liabilities, at fair value	49,742	8,790	67,492
Liability for loans eligible for repurchase	639,806	647,418	634,677
Operating lease liability	53,579	56,552	61,675
Debt obligations, net	2,206,087	2,239,836	2,289,319
Total liabilities	5,309,594	5,406,160	5,688,461
EQUITY:
Total equity	768,935	797,344	921,473
Total liabilities and equity	$6,078,529	$6,203,504	$6,609,934

Loan Origination and Sales Data

($ in thousands) (Unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Loan origination volume by type:
Conventional conforming	$3,158,107	$3,323,678	$6,002,765	$9,375,605	$32,107,768
FHA/VA/USDA	2,354,630	2,337,946	3,038,467	6,371,168	10,665,287
Jumbo	126,408	148,077	571,509	405,551	3,955,056
Other	443,998	463,842	237,186	1,148,699	667,602
Total	$6,083,143	$6,273,543	$9,849,927	$17,301,023	$47,395,713

Loan origination volume by purpose:
Purchase	$4,337,476	$4,552,919	$6,938,408	$12,403,166	$24,469,338
Refinance - cash out	1,660,578	1,614,747	2,682,330	4,599,564	18,181,170
Refinance - rate/term	85,089	105,877	229,189	298,293	4,745,205
Total	$6,083,143	$6,273,543	$9,849,927	$17,301,023	$47,395,713

Loans sold:
Servicing retained	$4,175,126	$3,943,845	$6,604,979	$11,396,678	$34,296,344
Servicing released	2,092,762	2,134,024	5,132,350	6,345,660	18,220,561
Total	$6,267,888	$6,077,869	$11,737,329	$17,742,338	$52,516,905

Third Quarter Earnings Call
Management will host a conference call and live webcast today at 5:00 p.m. ET on loanDepot’s Investor Relations website, investors.loandepot.com, to discuss its earnings results.

The conference call can also be accessed by dialing (888) 440-6385. Please call five minutes in advance to ensure that you are connected prior to the call. A webcast can also be accessed at https://events.q4inc.com/attendee/845777270

A replay of the webcast and transcript will also be made available on the Investor Relations website following the conclusion of the event, or can be accessed by dialing (800) 770-2030, conference ID: 2021948, following the conclusion of the event through December 7, 2023.

For more information about loanDepot, please visit the company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined by GAAP, we disclose certain non-GAAP measures to assist investors in evaluating our financial results. We believe these non-GAAP measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting interest expense on non-funding debt), taxation, the age and book depreciation of facilities (affecting relative depreciation expense), and other cost or benefit items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP measures include our Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share (if dilutive), and Adjusted EBITDA (LBITDA). We exclude from these non-GAAP financial measures the change in fair value of MSRs and related hedging gains and losses as they add volatility and are not indicative of the Company’s operating performance or results of operation. We also exclude stock-based compensation expense, which is a non-cash expense, gains or losses on extinguishment of debt and disposal of fixed assets, non-cash goodwill impairment, and other impairment charges to intangible assets and operating lease right-of-use assets as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA (LBITDA) includes interest expense on funding facilities, which are recorded as a component of “net interest income (expense)”, as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest expense on our non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA (LBITDA). Adjustments for income taxes are made to reflect historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state and local income taxes. Adjustments to Diluted Weighted Average Shares Outstanding assumes the pro forma conversion of weighted average Class C shares to Class A common stock. These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Some of these limitations are:

•they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA (LBITDA) does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue, Adjusted Net Income (Loss), and Adjusted EBITDA (LBITDA) do not reflect any cash requirement for such replacements or improvements; and
•they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) are not intended as alternatives to total revenue, net income (loss), net income (loss) attributable to the Company, or Diluted Earnings (Loss) Per Share or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Total net revenue	$265,661	$271,833	$274,192	$745,395	$1,086,141
Change in fair value of servicing rights, net of hedging gains and losses(1)	702	3,876	(24,529)	22,868	(58,601)
Adjusted total revenue	$266,363	$275,709	$249,663	$768,263	$1,027,540
(1)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) ($ in thousands) (Unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Net loss attributable to loanDepot, Inc.	$(16,599)	$(23,443)	$(60,081)	$(82,950)	$(195,750)
Net loss from the pro forma conversion of Class C common shares to Class A common shares (1)	(17,663)	(26,316)	(77,401)	(92,793)	(256,873)
Net loss	(34,262)	(49,759)	(137,482)	(175,743)	(452,623)
Adjustments to the benefit for income taxes(2)	4,845	6,916	20,124	25,054	66,787
Tax-effected net loss	(29,417)	(42,843)	(117,358)	(150,689)	(385,836)
Change in fair value of servicing rights, net of hedging gains and losses(3)	702	3,876	(24,529)	22,868	(58,601)
Stock-based compensation expense	3,940	5,754	4,773	15,619	11,794
Gain on extinguishment of debt	(1,651)	(39)	—	(1,690)	(10,528)
Loss on disposal of fixed assets	93	751	11,026	1,105	11,026
Goodwill impairment	—	—	—	—	40,736
Other impairment	129	686	9,149	470	15,112
Tax effect of adjustments(4)	(655)	(2,514)	93	(9,140)	9,196
Adjusted net loss	$(26,859)	$(34,329)	$(116,846)	$(121,457)	$(367,101)

(1)Reflects net loss to Class A common stock and Class D common stock from the pro forma exchange of Class C common stock.
(2)loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to income tax benefit reflect the effective income tax rates below, and the pro forma assumption that loanDepot, Inc. owns 100% of LD Holdings.

	Three Months Ended			Nine Months Ended
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	6.43%	5.28%	5.00%	6.00%	5.00%
Effective income tax rate	27.43%	26.28%	26.00%	27.00%	26.00%
(3)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights.
(4)Amounts represent the income tax effect using the aforementioned effective income tax rates, excluding certain discrete tax items.

Reconciliation of Adjusted Diluted Weighted Average Shares Outstanding to Diluted Weighted Average Shares Outstanding ($ in thousands except per share data) (Unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Net loss attributable to loanDepot, Inc.	$(16,599)	$(23,443)	$(60,081)	$(82,950)	$(195,750)
Adjusted net loss	(26,859)	(34,329)	(116,846)	(121,457)	(367,101)

Share Data:
Diluted weighted average shares of Class A and Class D common stock outstanding	175,962,804	173,908,030	162,464,369	173,568,986	151,803,928
Assumed pro forma conversion of weighted average Class C shares to Class A common stock	147,171,089	148,597,745	156,677,534	148,741,661	167,796,888
Adjusted diluted weighted average shares outstanding	323,133,893	322,505,775	319,141,903	322,310,647	319,600,816

Reconciliation of Net Income (Loss) to Adjusted EBITDA (LBITDA) ($ in thousands) (Unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Net loss	$(34,262)	$(49,759)	$(137,482)	$(175,743)	$(452,623)
Interest expense - non-funding debt (1)	42,504	43,026	36,138	128,619	83,671
Income tax benefit	(5,205)	(8,556)	(23,451)	(28,622)	(63,274)
Depreciation and amortization	10,592	10,721	10,243	31,339	32,110
Change in fair value of servicing rights, net of hedging gains and losses(2)	702	3,876	(24,529)	22,868	(58,601)
Stock-based compensation expense	3,940	5,754	4,773	15,619	11,794
Loss on disposal of fixed assets	93	751	11,026	1,105	11,026
Goodwill impairment	—	—	—	—	40,736
Other impairment (recovery)	129	686	9,149	470	15,112
Adjusted EBITDA (LBITDA)	$18,493	$6,499	$(114,133)	$(4,345)	$(380,049)

(1)Represents other interest expense, which includes gain on extinguishment of debt and amortization of debt issuance costs, in the Company’s consolidated statements of operations.
(2)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights.

Forward-Looking Statements
This press release may contain "forward-looking statements," which reflect loanDepot's current views with respect to, among other things, our business strategies, including the Vision 2025 plan, including our expanded productivity program, our progress toward run-rate profitability, our HELOC product, financial condition and liquidity, competitive position, industry and regulatory environment, potential growth opportunities, the effects of competition, operations and financial performance. You can identify these statements by the use of words such as "outlook," "potential," "continue," "may," "seek," "approximately," "predict," "believe," "expect," "plan," "intend," "estimate," “project,” or "anticipate" and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as "will," "should," "would" and "could." These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including but not limited to, the following: our ability to achieve the expected benefits of our Vision 2025 plan and the success of our cost-reduction initiatives, such as the expanded productivity program; our ability to achieve run-rate profitability; our loan production volume; our ability to maintain an operating platform and management system sufficient to conduct our business; our ability to maintain warehouse lines of credit and other sources of capital and liquidity; cyberattacks, information or security breaches and technology disruptions or failures, of ours or of our third party vendors; the outcome of legal proceedings to which we are a party; adverse changes in macroeconomic and U.S residential real estate and mortgage market conditions, including increases in interest rate levels; changing federal, state and local laws, as well as changing regulatory enforcement policies and priorities; and other risks detailed in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Reports on Form 10-Q as well as any subsequent filings with the Securities and Exchange Commission, which are difficult to predict. Therefore, current plans, anticipated actions, financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot
loanDepot (NYSE: LDI) is a digital commerce company committed to serving its customers throughout the home ownership journey. Since its launch in 2010, loanDepot the pioneering leader of the mortgage industry with a digital-first approach that makes it easier, faster and less stressful to purchase or refinance a home. Today, as one of the nation's largest non-bank mortgage lenders, loanDepot enables customers to achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. With headquarters in Southern California and offices nationwide, loanDepot is committed to serving the communities in which its team lives and works through a variety of local, regional and national philanthropic efforts.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com

LDI-IR